Exhibit 99.1

ASSET PURCHASE AGREEMENT

Between

AMERICAN MANAGEMENT SYSTEMS, INC.
as Seller

and

WIPRO LIMITED
as Purchaser

Dated as of November 11, 2002

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(continued)

-ii-

(continued)

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(continued)

SCHEDULES

SCHEDULE 2.1(a)(iii)	SPECIFIC TANGIBLE PERSONAL PROPERTY PURCHASED BY PURCHASER
SCHEDULE 2.1(a)(iv)	ASSUMED CONTRACTS
SCHEDULE 5.4(e)	SERVICE CONTRACTS
SCHEDULE 5.4(f)	SOFTWARE TO BE REMOVED FROM LAPTOP COMPUTERS
SCHEDULE 6.1	OFFERED EMPLOYEES
SCHEDULE 8.2	CONTRACTS REQUIRING CONSENT TO ASSIGNMENT OR NOVATION

EXHIBITS

EXHIBIT A	FORM OF ASSUMPTION AGREEMENT
EXHIBIT B	FORM OF BILL OF SALE
EXHIBIT C	FORM OF COPYRIGHT ASSIGNMENT
EXHIBIT D	FORM OF OPINION OF SELLER’S COUNSEL
EXHIBIT E	FORM OF COMPROMISE AGREEMENT

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ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of November 11, 2002, between AMERICAN MANAGEMENT SYSTEMS, INC., a Delaware corporation (“Seller”), and WIPRO LIMITED, a company organized under the laws of India (“Purchaser”).

W I T N E S S E T H:

     WHEREAS, Seller and its subsidiaries are engaged in the business of selling and providing consulting, systems integration and implementation services to Vertical Energy Business Participants at various locations throughout the world (the “Business”); and

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all right, title and interest of Seller and its subsidiaries in and to certain properties and assets of the Business, upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, Purchaser and Seller (on behalf of itself and its subsidiaries) hereby agree as follows:

ARTICLE I

DEFINITIONS

     SECTION 1.1.     Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below:

          “Acquisition Documents” means this Agreement, the Ancillary Agreements, and any certificate, report or other document delivered pursuant to this Agreement.

          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          “Agreement” or “this Agreement” means this Asset Purchase Agreement, dated as of November 11, 2002 between Seller and Purchaser (including the Schedules and Exhibits hereto and the Disclosure Schedule) and all amendments, modifications or supplements hereto made in accordance with the provisions of Section 11.9.

          “Ancillary Agreements” means the Bill of Sale, the Copyright Assignment, the Assumption Agreement and the Transition Services Agreement.

          “Assets” has the meaning specified in Section 2.1(a).

          “Assumed Liabilities” has the meaning specified in Section 2.2(a).

          “Assumption Agreement” means the Assumption Agreement to be executed by Purchaser and, if applicable, Purchaser-US and Purchaser-UK, and Seller and the Designated Subsidiaries, substantially in the form of Exhibit A hereto.

          “Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock, stock options, or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Seller or any ERISA Affiliate for the benefit of any current or former Employee, or with respect to which the Seller or any ERISA Affiliate has or may have any liability or obligation with respect to any current or former Employee.

          “Bill of Sale” means the General Conveyance, Transfer, Assignment and Bill of Sale to be executed by Purchaser, Purchaser-US and Purchaser-UK, and Seller and any subsidiary of Seller which owns any Assets on the Closing Date, including, without limitation, the Designated Subsidiaries, substantially in the form of Exhibit B hereto.

          “Business” has the meaning specified in the recitals to this Agreement; provided, however, that for the avoidance of doubt, the Business excludes the provision of environmental, materials management and regulatory permitting systems and services.

          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

          “Business Financial Statements” has the meaning specified in Section 3.5(a).

          “Business Intellectual Property” means the Intellectual Property primarily used in or necessary to the conduct of the Business, as it is or was previously conducted.

          “Business Owned Intellectual Property” means all Business Intellectual Property that is owned by or exclusively licensed to Seller or any of its subsidiaries, including without limitation, all applications, tools, scripts, utilities, templates, databases (including data therein), project files, procedures and methodologies primarily used in the Business.

          “Business Services” means all service offerings of the Business, including any software and third party software and hardware provided to customers in connection with such service offerings, that have been or are being marketed, sold or provided, or that Seller or its subsidiaries has intended or currently intends to market, sell or provide, to any past, present or future customer of the Business that is a Vertical Energy Business Participant.

          “Closing” has the meaning specified in Section 2.4.

          “Closing Date” has the meaning specified in Section 2.4.

          “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the United States Consolidation Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and as codified in the United States Code Section 4980B and ERISA Section 601 through 608 and the regulations issued thereunder.

          “Code” means the United States Internal Revenue Code of 1986, as amended through the date hereof.

          “Confidentiality Agreement” means the letter agreement dated as of October 22, 2002 between Deloitte & Touche LLC (on behalf of Seller) and Purchaser.

          “Contract” means any agreement, joint venture agreement, partnership agreement, assignment, lease, sublease or other occupancy agreement, license, sublicense, settlement agreement, consent decree, stipulation, promissory note, evidence of indebtedness, loan agreement, credit agreement, indenture, security agreement, loan document, insurance policy, purchase order or other contract, arrangement, understanding or conduct giving rise to any binding commitment (whether written or oral), including any amendments, supplements or modifications thereto.

          “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

          “Copyright Assignment” means the Copyright Assignment to be executed by Seller and any subsidiary of Seller which owns any Copyrights on the Closing Date, including, without limitation, the Designated Subsidiaries, substantially in the form of Exhibit C hereto.

          “Designated Subsidiaries” and “Designated Subsidiary” have the meanings specified in Section 3.2.

          “Disclosure Schedule” means the Disclosure Schedule of Seller attached hereto, dated as of the date hereof, and forming a part of this Agreement.

          “Eligible Receivables” means Receivables that meet all of Seller’s representations and warranties in Section 3.6, other than the following:

          (a)     Receivables that the account debtor has not paid within 70 days of invoice date;

          (b)     Receivables for an account debtor, 50% or more of whose Receivables have not been paid within 70 days of invoice date;

          (c)     Receivables for which Seller or a subsidiary owes the account debtor, where the account debtor has a legal or contractual right to set off the Receivable by the amount owed by Seller or such subsidiary, but only up to the amount owed;

          (d)     Receivables for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

          (e)     Receivables for which the account debtor is Seller’s Affiliate, officer, employee, or agent;

          (f)     Receivables in which the account debtor disputes liability or makes any claim and Purchaser reasonably believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the account debtor is subject to a bankruptcy or insolvency proceeding, or becomes insolvent, or goes out of business; or

          (g)     Receivables for which Purchaser reasonably determines, after inquiry and consultation with Seller, collection to be doubtful, and for which Purchaser has provided Seller with a reasonably detailed summary of the basis for such determination.

          “Employee” means any person that is or, where applicable has been an employee or consultant of Seller or any of its subsidiaries that directly or indirectly provides or has provided services primarily used in or necessary to the conduct of the Business.

          “Employee Retention Plan” has the meaning specified in Section 6.8.

          “Employment Liabilities” has the meaning specified in Section 6.3.

          “Employment Offer” has the meaning specified in Section 6.1.

          “Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means any other Person or entity under common control with the Seller or any Seller subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the Regulations issued thereunder or any Seller subsidiaries.

          “European Employees” means all Employees in The Netherlands, France, Sweden, Portugal, Germany, Belgium and any other European country (other than the United Kingdom).

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Excluded Assets” has the meaning specified in Section 2.1(b).

          “Excluded Liabilities” has the meaning specified in Section 2.2(b).

          “Governmental Authority” means any U.S. or foreign, national, federal, state, regional, municipal or local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          “Hired Employee” has the meaning specified in Section 6.1.

          “Indemnified Party” has the meaning specified in Section 9.4.

          “Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), and improvements; (iii) trade secrets, proprietary and confidential information, know-how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iv) works of authorship, copyrights, copyright registrations and applications therefor, mask work rights, and all other rights corresponding thereto throughout the world (“Copyrights”); (v) domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (viii) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (ix) all rights in databases and data collections; (x) all moral and economic rights of authors and inventors, however denominated; and (xi) any similar or equivalent rights to any of the foregoing (as applicable).

          “Intellectual Property Contracts” has the meaning specified in Section 3.11(a).

          “Interim Business Financial Statements” has the meaning specified in Section 3.5(a).

          “International Employee Plan” means each Benefit Plan that has been adopted or maintained by the Seller or any ERISA Affiliate, whether informally or formally, or with respect to which the Seller or any ERISA Affiliate will or may have any liability, for the benefit of current or former Employees who perform or performed services outside the United States.

          “IRS” means the Internal Revenue Service of the United States.

          “Law” means, in relation to any jurisdiction, any national, federal, state, municipal or local or other statute, law, treaty, ordinance, regulation, rule, code, order, other requirement or rule of law.

          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

          “Loss” has the meaning specified in Section 9.2.

          “M&A Qualified Beneficiaries” has the meaning specified in Section 6.4.

          “Material Adverse Effect” means any circumstance, change in, or effect on, the Business or Seller and its subsidiaries that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business or Seller and its subsidiaries (i) is, or could reasonably be expected to be, materially adverse to (x) the business, operations, employee relationships, customer or supplier relationships, results of operations or condition (financial or otherwise) of the Business or (y) the Assets or Assumed Liabilities, or (ii) could reasonably be expected to materially and adversely affect the ability of Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller and the Designated Subsidiaries; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) any such circumstance, change or effect resulting from the failure to convey any Excluded Asset; (ii) any such circumstance, change or effect resulting from or relating to general business, economic, industry or financial market conditions (which changes in each case do not disproportionately affect the Business); (iii) any such circumstance, change or effect resulting from or relating to the taking of any action to which Purchaser shall have consented in writing; and (iv) any failure to meet internal, published or other estimates, predictions, projections or forecasts of revenues or any other measure of financial performance of the Business.

          “Material Contracts” has the meaning specified in Section 3.10(a).

          “Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

          “Non-Hired Employees” means those Employees who either (i) are not Offered Employees or (ii) do not become Hired Employees.

          “Off-the-Shelf Software” has the meaning specified in Section 3.11(a)(ii).

          “Offered Employees” has the meaning specified in Section 6.1.

          “Pension Plan” shall refer to each Benefit Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

          “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of US$25,000 in the case of a single property or US$100,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness of Seller or any of its subsidiaries, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its present purposes.

          “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

          “Price Adjustment” has the meaning specified in Section 2.3(b).

          “Purchase Price” has the meaning specified in Section 2.3(a).

          “Purchase Price Bank Account” means a bank account in the United States to be designated by Seller in a written notice to Purchaser at least seven (7) Business Days before the Closing.

          “Purchaser” has the meaning specified in the recitals to this Agreement.

          “Purchaser-UK” means a wholly-owned subsidiary of Purchaser existing as of the Closing Date and incorporated under the laws of the United Kingdom.

          “Purchaser-US” means a wholly-owned subsidiary of Purchaser existing as of the Closing Date and incorporated under the laws of a state in the United States.

          “Receivables” means any and all accounts receivable, notes and other amounts receivable from customers arising from the conduct of the Business by Seller and its subsidiaries before the Closing Date, whether or not in the ordinary course, and whether billed or unbilled, together with any unpaid financing charges accrued thereon.

          “Receivables Schedule” has the meaning specified in Section 3.6.

          “Registered Intellectual Property” means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) copyright registrations and applications to register copyrights; (iv) registered mask works and applications to register mask works; (v) domain name registrations; and (vi) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority at any time.

          “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

          “Returns” has the meaning specified in Section 3.16(a).

          “Seller” has the meaning specified in the recitals to this Agreement.

          “Seller Acquisition” has the meaning specified in Section 5.6.

          “Seller Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Seller or any of its subsidiaries that is Business Intellectual Property.

          “Seller’s Accountants” means Deloitte & Touche LLP, independent accountants of Seller.

          “subsidiaries” means any and all corporations, partnerships, joint ventures, associations, and other entities controlled by the applicable Person directly or indirectly through one or more intermediaries.

          “Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

          “Third Party Claims” has the meaning specified in Section 9.4.

          “Transfer Regulations” means any legislation in any country that has the effect of automatically transferring the employment or any liabilities connected with the employment of any employee from one entity to another including any legislation enacting Council Directive 77/187/EEC and in the United Kingdom, the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended.

          “Transition Services Agreement” means the Transition Services Agreement to be executed by Purchaser and Seller on the Closing Date, which agreement shall reflect such commercially reasonable transitional terms as may be negotiated in good faith and agreed upon between Purchaser and Seller prior to the Closing Date.

          “UK Employees” means all Employees in the United Kingdom.

          “U.S. GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

          “Vertical Energy Business Participant” means any Person (i) providing electricity, water or natural gas generation, infrastructure, supply, transmission, distribution, trading, exchange or marketing services (“Energy Services”); or (ii) owning, operating or managing any facilities providing Energy Services, in each case irrespective of whether such Person is an unregulated company, Governmental Authority or utility (whether government, cooperative or investor owned). With respect to any Vertical Energy Business Participant that has other business operations that would not cause such Person to be considered a Vertical Energy Business Participant were such other business operations conducted by a Person that is not itself a Vertical Energy Business Participant, only such Person’s business operations that cause such Person to be a Vertical Energy Business Participant, and not such other business operations, shall for purposes of this Agreement, be deemed to constitute a Vertical Energy Business Participant.

ARTICLE II

PURCHASE AND SALE

     SECTION 2.1.     Assets to Be Sold.

          (a)     On the terms and subject to the conditions of this Agreement, Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to Purchaser, Purchaser-US and Purchaser-UK, or cause its subsidiaries to sell, assign, transfer, convey and deliver to Purchaser, Purchaser-US and Purchaser-UK, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances created by or imposed against Purchaser, and Purchaser, Purchaser-US and Purchaser-UK, shall purchase from Seller and its subsidiaries, on the Closing Date, the following assets (collectively, the “Assets”) used by Seller and/or its subsidiaries in connection with the Business:

               (i)     all of Seller’s and its subsidiaries’ right, title and interest in, to and under all Business Owned Intellectual Property, except that with respect to “Project in a Box” and “AMS Best Practices,” Seller and its subsidiaries grant, as of the Closing Date, a non-exclusive, irrevocable, world-wide, fully-paid, non-transferable, royalty-free license to Purchaser and its subsidiaries to use, reproduce, display, perform, make, have made, import, modify, and prepare derivative works and make improvements thereof solely for their internal business purposes in connection with the conduct of the Business;

               (ii)     all Receivables;

               (iii)     all equipment, servers, computers, and other tangible personal property set forth on Schedule 2.1(a)(iii);

               (iv)     all rights of Seller and its subsidiaries under the Contracts set forth on Schedule 2.1(a)(iv) and under all Contracts entered into after the date hereof in accordance with the terms hereof relating to the purchase, sale and provision of Business Services (collectively, the “Assumed Contracts”);

               (v)     all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds, rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, and rights to past, present and future damages for breach, infringement or misappropriation), pertaining to or arising out of the Business and any of the Assets;

               (vi)     all customer, supplier, and other contact lists and other sales-related and supply-related materials relating solely to the Business, including all promotional and marketing materials, sales literature, advertising, brochures, user manuals, (including any materials prepared to enable Seller to utilize or manage the Business Intellectual Property), proposals, white papers, analyses, presentations, web site content (in each case, in paper and electronic format), and all other similar items relating solely to the purchase, sale and provision of Business Services, including any portions of such materials that apply to more than one of Seller’s businesses, but only to the extent that such materials relate to the Business;

               (vii)     all books of account, general, financial and tax records, personnel records relating to the Hired Employees, invoices, shipping, purchasing and sales records, correspondence and other documents, records and files, and any rights thereto (in each case in paper or electronic format) owned, associated with or employed by Seller or its subsidiaries or in Seller’s or its subsidiaries’ care, custody, or control, in each case to the extent that they relate to, the Business at the Closing Date, other than organization documents, minute and stock record books and the corporate seal of Seller, provided that Seller shall be entitled to retain the originals and to provide Purchaser with true, correct and complete copies in lieu of any such records and other documents to the extent necessary for Seller to perform its obligations under this Agreement, applicable Law or to any third parties;

               (viii)     all municipal, state and federal and foreign franchises, permits, licenses, agreements, waivers, and authorizations held or used by Seller and its subsidiaries in connection with, or required for, the conduct of the Business, to the extent transferable, but excluding any such franchises, permits, licenses, agreements, waivers or authorizations held or used by Seller with respect to the operation of its business generally; and

               (ix)     except for the Excluded Assets, all Seller’s and its subsidiaries’ right, title and interest on the Closing Date in, to and under all other assets, rights and claims of every kind and nature primarily used or intended to be primarily used in the operation of the Business.

     To the extent any Contracts are included in the Assets, such Contracts shall be assumed by Purchaser free and clear of any Liabilities related thereto that arise out of events occurring prior to the Closing.

          (b)     Except for the Assets included in Section 2.1(a) above, the Assets shall exclude, and Seller and its subsidiaries shall retain, all of the assets, properties, goodwill and business owned by Seller and its subsidiaries (the “Excluded Assets”), including, without limitation:

               (i)     all cash, cash equivalents and bank accounts owned by Seller and its subsidiaries at the Closing Date;

               (ii)     all Intellectual Property other than Business Owned Intellectual Property;

               (iii)     all tangible personal property to the extent not set forth on Schedule 2.1(a)(iii);

               (iv)     all of the real property owned or leased by Seller and its subsidiaries, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Seller and its subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing;

               (v)     the capital stock of each subsidiary of Seller;

               (vi)     the name “AMS,” either alone or in conjunction with other words or phrases, and any derivation or variant thereof, as well as all Trademarks that include the name “AMS” and any derivation or variant thereof, and any Seller logos and Trademarks on the materials described in Section 2.1(a)(vi);

               (vii)     all of the assets primarily used by Seller to provide corporate overhead and administrative services to its various businesses, including the Business, including bookkeeping, payroll, legal support, facilities, insurance, e-mail, human resources, purchasing and other related activities;

               (viii)     all assets and Contracts used by Seller generally, and not primarily related to the operation of the Business;

               (ix)     all capitalized software products (as such term is defined in FAS 86) developed by Seller that are not primarily used or intended to be primarily used in the Business; and

               (x)     all rights of Seller and its subsidiaries under this Agreement and the Ancillary Agreements.

For the avoidance of doubt, all assets, properties, goodwill and business primarily relating to the provision by Seller of environmental, materials management and regulatory permitting systems and services shall be deemed to be Excluded Assets.

     SECTION 2.2.     Assumption and Exclusion of Liabilities.

          (a)     On the terms and subject to the conditions of this Agreement, Purchaser shall, on the Closing Date, assume and shall pay, perform and discharge when due the following, and only the following, Liabilities of Seller and its subsidiaries (the “Assumed Liabilities”):

               (i)     any Liabilities to be paid or performed after the Closing Date that arise from or out of the performance or non-performance by Purchaser after the Closing Date of any Assumed Contract, other than any Liabilities arising from or out of a breach thereof by Seller or any of its subsidiaries;

               (ii)     any Liabilities relating to Hired Employees that arise from or out of Purchaser’s employment or termination of the Hired Employees after the Closing Date, except for Employment Liabilities; and

               (iii)     any Liabilities incurred, arising from or out of, in connection with or as a result of the operation of the Business or the ownership, use or operation of the Assets by or on behalf of Purchaser that arise out of events occurring after the Closing Date.

          (b)     Except for the Assumed Liabilities specifically set forth in Section 2.2(a) above, the Assumed Liabilities expressly exclude, Seller and its subsidiaries shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, any or all Liabilities of Seller and its subsidiaries, whether known or unknown, fixed or contingent, whether arising before, on or after the Closing Date (the “Excluded Liabilities”), including, without limitation:

               (i)     all Taxes now or hereafter owed by Seller or any Affiliate of Seller, or attributable to the Assets or the Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date (as provided in Section 7.1), and any Taxes attributable to the transactions contemplated by this Agreement other than Transfer Taxes as provided in Section 2.3(d) hereof;

               (ii)     any Contracts relating to Excluded Assets or which are not Assumed Contracts;

               (iii)     any Liabilities incurred, arising from or out of, in connection with or as a result of claims made by or against Purchaser or Seller or any of its subsidiaries with respect to the operation of the Excluded Assets by or on behalf of Seller or any of its subsidiaries, including any lease termination or other Liabilities related to Seller or any of its subsidiaries closing any facilities, severance Liabilities for employees who are terminated by Seller, and any Liabilities related to the dissolution of any corporate entity associated with the Business;

               (iv)     any Liabilities incurred, arising from or out of, in connection with or as a result of claims made by or against Purchaser or Seller or any of its subsidiaries with respect to the operation of the Business by or on behalf of Seller or any of its subsidiaries that arise out of events occurring on or prior to the Closing Date, including any royalties or other payments related to product sales on or prior to the Closing Date and any Liability to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of Seller or its subsidiaries on or prior to the Closing Date;

               (v)     any intercompany loans, payables or Liabilities;

               (vi)     any accounts payable arising prior to the Closing;

               (vii)     all Employment Liabilities whether incurred before, on or after the Closing Date; and

               (viii)     any Liabilities of Seller and its subsidiaries under this Agreement and the Ancillary Agreements.

     SECTION 2.3.     Purchase Price; Allocation of Purchase Price; Transfer Taxes.

          (a)     Consideration. Upon Closing the Purchaser will pay to the Seller the sum of US$26,000,000, less any Price Adjustment (as defined in Section 2.3(b)), (as so adjusted, the “Purchase Price”) as consideration for the Assets.

          (b)     Purchase Price Adjustments. The consideration payable by the Seller for the Assets is subject to the following adjustment (the “Price Adjustment,” which shall initially equal zero): if the amount of the Eligible Receivables on the Closing Date is less than US$4,500,000, then the Price Adjustment shall be increased by the difference between US$4,500,000 and the amount of the Eligible Receivables as of the Closing Date.

          (c)     Allocation.

               (i)     The parties shall allocate the sum of the Purchase Price and the Assumed Liabilities among the Assets and the statutory jurisdictions in which the Assets reside. Such allocation shall be finalized and set forth in writing by the parties as soon as practicable after the date hereof, but in no event later than ten (10) Business Days prior to the Closing Date. If Purchaser and Seller are unable to agree on such allocation by such date, they shall submit the items in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Purchaser and Seller, which firm shall, within thirty (30) Business Days after such submission, determine and report to Purchaser and Seller upon such disputed items, and such report shall be final, binding and conclusive on the parties hereto. The fees and expenses of such independent accounting firm shall be allocated equally between Seller and Purchaser.

               (ii)     Purchaser and Seller shall report the federal, state, local and foreign income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation. Except as otherwise required by applicable Law, neither Purchaser nor Seller shall take a position inconsistent with such allocations on any Return or filings (including any forms required to be filed pursuant to Section 1060 of the Code), before any Governmental Authority charged with the collection of any Tax, or in any judicial proceeding. Each of Seller and Purchaser shall cooperate with the other in preparing IRS Form 8594 or any equivalent statements required by any Governmental Authority charged with the collection of any income Tax for filing within a reasonable period before its filing due date.

          (d)     Transfer Taxes. Purchaser shall be solely responsible for the payment of, and shall pay when due, any sales, use, excise, value added or similar transfer taxes (“Transfer Taxes”) that may be payable in connection with the sale or purchase of the Assets and shall indemnify Seller against any such Transfer Taxes. If any Transfer Tax incurred in connection with the sale or purchase of the Assets is required to be collected, remitted or paid by Seller, Purchaser shall pay such Transfer Tax to Seller in immediately available funds not later than five (5) Business Days prior to the date that such Transfer Taxes become due and payable and Seller shall promptly remit such amount to the appropriate Governmental Authority. The parties hereto shall cooperate with each other and use commercially reasonable efforts to minimize the Transfer Taxes, provided that Seller shall not be required to incur any material costs as a result of such cooperation. Without limiting the foregoing, Seller shall transfer to the Purchaser all software being acquired hereunder in electronic form.

     SECTION 2.4.     Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304 at 10:00 A.M. California time on the third Business Day following the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VIII (other than those conditions which by their terms are to be satisfied or waived as of the Closing), or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

     SECTION 2.5.     Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

          (a)     a receipt for the Purchase Price;

          (b)     the Bill of Sale, Copyright Assignment and such other instruments, in form and substance reasonably satisfactory to Purchaser, as may be reasonably requested by Purchaser to transfer the Assets to Purchaser or evidence such transfer on the public records;

          (c)     an executed counterpart of the Assumption Agreement;

          (d)     an executed counterpart of the Transition Services Agreement;

          (e)     an update to the Receivables Schedule setting forth the Eligible Receivables as of the Closing Date;

          (f)     the update to Section 3.15(e) of the Disclosure Schedule required pursuant to Section 6.1; and

          (g)     the opinions, certificates and other documents required to be delivered pursuant to Section 8.2.

     SECTION 2.6.     Closing Deliveries by Purchaser .

          At the Closing, Purchaser shall deliver to Seller:

          (a)     the Purchase Price, by wire transfer in immediately available funds to the Purchase Price Bank Account;

          (b)     an executed counterpart of the Bill of Sale and such other instruments delivered pursuant to Section 2.5(b);

          (c)     an executed counterpart of the Assumption Agreement;

          (d)     an executed counterpart of the Transition Services Agreement; and

          (e)     the opinions, certificates and other documents required to be delivered pursuant to Section 8.1.

     SECTION 2.7.     Allocation. All Assets, Assumed Liabilities, and Hired Employees located in the United States will be acquired by Purchaser-US. All Assets, Assumed Liabilities, and Hired Employees located in the United Kingdom will be acquired by Purchaser-UK. All Assets, Assumed Liabilities and Hired Employees not located in the United States or the United Kingdom will be acquired by Purchaser.

     SECTION 2.8.     Non-Assignment or Subcontracting of Certain Assets. Notwithstanding anything to the contrary in this Agreement (other than Section 8.2(f) hereof), to the extent that the assignment or subcontracting hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable or unable to be subcontracted), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or subcontract if such assignment or subcontract would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, the

Seller shall use its commercially reasonable efforts to obtain the consent of such other party to an assignment to Purchaser. If such consent is not obtained by the Closing Date, the Seller shall cooperate with Purchaser in any arrangement designed for Purchaser to perform the Seller’s obligations with respect to any such Asset after the Closing Date and for Purchaser to receive the benefits under any such Asset after the Closing Date, which arrangements may include enforcement, for the account and benefit of Purchaser, of any and all rights of the Seller against any other Person arising out of the breach or cancellation by such other Person or otherwise, all of such actions of the Seller to be at the direction and expense of the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser, with respect to itself and the Designated Subsidiaries, subject to such exceptions as are set forth in the Disclosure Schedule, as follows:

     SECTION 3.1.     Organization, Authority and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Designated Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller and each of the Designated Subsidiaries have all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller and each of the Designated Subsidiaries are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the properties owned or leased by them or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect (i) the ability of Seller and its subsidiaries to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) the ability of Seller and its subsidiaries to conduct the Business. The execution and delivery of this Agreement and the Ancillary Agreements by Seller and the Designated Subsidiaries, the performance by Seller and the Designated Subsidiaries of their respective obligations hereunder and thereunder and the consummation by Seller and the Designated Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and its subsidiaries. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Seller and any subsidiary of Seller party thereto, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller and its subsidiaries enforceable against Seller and the applicable Designated Subsidiaries in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     SECTION 3.2.     Subsidiaries. Section 3.2 of the Disclosure Schedule lists all of the Seller’s subsidiaries that conduct the Business or own any Assets (each, a “Designated Subsidiary” and collectively, the “Designated Subsidiaries”).

     SECTION 3.3.     No Conflict. Assuming compliance with the notification requirements of any applicable foreign antitrust statute or regulation, that all consents, approvals, authorizations and other actions set forth in Section 3.4 of the Disclosure Schedule have been obtained, and all filings and notifications listed in Section 3.4 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and its subsidiaries do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of Seller or any of its subsidiaries party thereto, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Seller or any of its subsidiaries or the Assets or the Business, or (c) except as set forth in Section 3.3(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Assumed Contract, or result in the creation of any Encumbrance, other than permitted Encumbrances and Encumbrances created by or imposed by the Purchaser on any of the Assets.

     SECTION 3.4.     Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller and its subsidiaries do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as set forth in Section 3.4 of the Disclosure Schedule, (b) the notification requirements of any applicable foreign antitrust statute or regulation and (c) such other consents, approvals, authorizations, orders, actions, filings and notifications which, if not obtained or made, would not constitute a Material Adverse Effect and would not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

     SECTION 3.5.     Financial Information; Books and Records.

          (a)     True and complete copies of (i) the unaudited statements of income compiled on a pro-forma basis for the Business for each of the three fiscal years ended as of December 31, 1999, 2000 and 2001, together with all related notes and schedules thereto, if any (collectively, the “Business Financial Statements”) and (ii) the unaudited balance sheet compiled on a pro-forma basis for the Business as of August 31, 2002, and the unaudited statements of income compiled on a pro-forma basis for the Business for the nine months ended September 30, 2002, together with all related notes and schedules thereto, if any (collectively, the “Interim Business Financial Statements”) are each set forth in Section 3.5(a) of the Disclosure Schedule. The Business Financial Statements and the Interim Business Financial Statements, to the extent applicable, properly reflect, in all material respects, the assets, liabilities, costs, expenses, allocated overhead, and other similar financial information of the Business. The Business Financial Statements and the Interim Business Financial Statements (i) were prepared in accordance with the books of account and other financial records of Seller, (ii) present fairly in all material respects the financial condition (to the extent applicable) and results of Business operations as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of Seller and throughout the periods involved, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Business and the results of the operations of the Business as of the dates thereof or for the periods covered thereby.

          (b)     The books of account and other financial records of Seller and its subsidiaries, to the extent that they relate to the Business: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of Seller and throughout the periods involved, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

     SECTION 3.6.     Receivables. Section 3.6 of the Disclosure Schedule is an aged list of the Receivables as of September 30, 2002 (the “Receivables Schedule”) showing separately those Receivables that as of such date had been outstanding (i) 29 days or less, (ii) 30 to 59 days, (iii) 60 to 89 days, (iv) 90 to 119 days and (v) more than 119 days. The update to the Receivables Schedule to be delivered pursuant to Section 2.5 hereof shall provide an update to the Receivables Schedule as of the Closing Date and shall also indicate which Receivables that as of the Closing Date had been outstanding 70 days or less and which Receivables constitute Eligible Receivables hereunder. Except to the extent, if any, reserved for on the Receivables Schedule, all Receivables reflected on the Receivables Schedule arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of Business Services to Persons not affiliated with Seller and in the ordinary course of the Business consistent with past practice and, except as reserved against on the Receivables Schedule, constitute or will constitute, as the case may be, only valid, undisputed claims of Seller or the applicable subsidiary which, to the knowledge of Seller, are not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Business consistent with past practice. All Receivables reflected on the Receivables Schedule or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Receivables Schedule) are, as of the date of such Receivables were or will be incurred and as of the Closing Date, reasonably believed by Seller to be collectible, without resort to litigation or extraordinary collection activity.

     SECTION 3.7.     Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Between the date of the Interim Business Financial Statements and the date of this Agreement, except as disclosed in Section 3.7 of the Disclosure Schedule, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Section 3.7 of the Disclosure Schedule, since the date of the Interim Business Financial Statements, Seller and its subsidiaries have not:

               (i)     suffered any Material Adverse Effect;

               (ii)     amended, terminated, cancelled or compromised any material claims of Seller or its subsidiaries primarily related to or necessary for the Business or waived any other rights of substantial value to Seller or its subsidiaries primarily related to or necessary for the Business;

               (iii)     sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, including any Business Intellectual Property, belonging to or primarily used in or necessary to or intended to be used primarily in or necessary to the Business, other than the purchase, sale or provision of Business Services in the ordinary course of the Business consistent with past practice;

               (iv)     made any material changes in the customary methods of operations of the Business, including, without limitation, practices and policies relating to providing Business Services, purchasing, marketing, selling, billing, and pricing;

               (v)     terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of the Business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future; or

               (vi)     suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than US$100,000, whether or not such losses or damage shall have been covered by insurance.

     SECTION 3.8.     Litigation. Except as set forth in Section 3.8 of the Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against Seller or any of its subsidiaries, directly affecting any of the Assets or the Business, pending before any Governmental Authority (or, to the knowledge of Seller, overtly threatened to be brought by or before any Governmental Authority). None of the matters disclosed in Section 3.8 of the Disclosure Schedule constitutes a Material Adverse Effect or would reasonably be expected to affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 3.8 of the Disclosure Schedule, neither Seller nor any of its subsidiaries, nor any of the Assets, is subject to any Governmental Order (nor, to the knowledge of Seller, are there any such Governmental Orders overtly threatened to be imposed by any Governmental Authority) which constitutes a Material Adverse Effect.

     SECTION 3.9.     Compliance with Laws.

          (a)     Except as set forth in Section 3.9(a) of the Disclosure Schedule, Seller and the Designated Subsidiaries have conducted and currently conduct the Business in compliance with all Laws and Governmental Orders applicable to Seller or any of the Designated Subsidiaries in the

conduct of the Business, including the United State Foreign Corrupt Practices Act, and neither Seller nor any Designated Subsidiary is in violation of any such Law or Governmental Order in connection with the operation of the Business, except for such violations and failures to comply as would not constitute a Material Adverse Effect.

          (b)     Section 3.9(b) of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to Seller or any of the Designated Subsidiaries in the conduct of the Business, and no such Governmental Order constitutes a Material Adverse Effect.

     SECTION 3.10.     Material Contracts.

          (a)     Section 3.10(a) of the Disclosure Schedule lists each of the following Contracts of Seller and its subsidiaries primarily used in or necessary to or intended to be primarily used in the Business (but excluding, for the avoidance of doubt, any Contracts used by Seller generally, and not primarily related to the operation of the Business) (such Contracts and all Contracts relating to Intellectual Property set forth in Section 3.11(a) of the Disclosure Schedule, being “Material Contracts”):

               (i)     each Contract for the purchase of materials or personal property with any supplier or for the furnishing of services to Seller or any of its subsidiaries primarily used in or necessary to the Business, or otherwise included in the Assets, under the terms of which Seller or any of its subsidiaries: (A) is likely to pay or otherwise give consideration of more than US$100,000 in the aggregate during either of the calendar years ended December 31, 2002 or 2003, (B) is likely to pay or otherwise give consideration of more than US$100,000 in the aggregate over the remaining term of such Contract, or (C) cannot cancel such Contract without penalty or further payment and without more than 30 days’ notice;

               (ii)     each Contract for the purchase, sale or provision of Business Services by Seller or any of its subsidiaries which: (A) is likely to involve consideration of more than US$100,000 in the aggregate during either of the calendar years ended December 31, 2002 or 2003, (B) is likely to involve consideration of more than US$100,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by Seller or the applicable subsidiary without penalty or further payment and without more than 30 days’ notice;

               (iii)     all sales promotion, market research, marketing consulting and advertising Contracts primarily used in or necessary to or intended to be primarily used in the Business to which Seller or any of its subsidiaries is a party;

               (iv)     all management Contracts and Contracts with independent contractors or consultants (or similar arrangements) primarily used in or necessary to or intended to be primarily used in the Business to which Seller or any of its subsidiaries is a party and which are not cancelable by Seller or the applicable subsidiary without penalty or further payment and without more than 30 days’ notice;

               (v)     all Contracts with any Governmental Authority primarily used in or necessary to or intended to be primarily used in the Business to which Seller or any of its subsidiaries is a party;

               (vi)     all Contracts granting any Person any preferential right to purchase, other than in the ordinary course of the Business consistent with past practice, any of the Assets or any Business Services, which cannot be cancelled by Seller or the applicable subsidiary without penalty or further payment and without more than 30 days’ notice;

               (vii)     all Intellectual Property Contracts; and

               (viii)     all other Contracts, whether or not made in the ordinary course of the Business, which are material to the conduct of the Business, or the absence of which would constitute a Material Adverse Effect.

          (b)     Except as disclosed in Section 3.10(b) of the Disclosure Schedule, each Assumed Contract: (i) is legal, valid and binding on Seller and, to Seller’s knowledge, the respective other parties thereto and is in full force and effect, and to Seller’s knowledge is enforceable against each party thereto in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) except to the extent that any consents set forth in Section 3.3 of the Disclosure Schedule are not obtained, is freely and fully assignable to Purchaser and upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, shall continue in full force and effect in accordance with its terms without penalty, and Purchaser shall be entitled to all of the same rights and benefits thereunder following the Closing as the Seller was entitled to prior to the Closing. Neither Seller nor any of its subsidiaries is in breach of, or default under, any Assumed Contract nor, to the knowledge of Seller and its subsidiaries, is any third party in breach of, or default under, any Assumed Contract.

     SECTION 3.11.     Intellectual Property.

          (a)     Business Intellectual Property.

               (i)     Business Owned Intellectual Property. Section 3.11(a)(i) of the Disclosure Schedule contains a complete and accurate list of all separately identifiable Business Owned Intellectual Property, any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to all separately identifiable Business Owned Intellectual Property (as of the date hereof and as of the Closing Date), and any actions that must be taken within 150 days after the Closing Date for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Seller Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

               (ii)     Intellectual Property Rights. Section 3.11(a)(ii) of the Disclosure Schedule contains a complete and accurate list of all separately identifiable Business Intellectual Property (other than (i) Business Owned Intellectual Property listed in Section 3.11(a)(i) of the Disclosure Schedule and (ii) “off-the-shelf” software which is generally commercially available to the public at retail and object code and end-user licenses entered into in the ordinary course of business that permit use of software products in object code form without a right to modify, distribute, or sublicense the same (“Off-the-Shelf Software”)) in which the Seller is the licensee or licensor.

               (iii)     Intellectual Property Contracts. Section 3.11(a)(iii) of the Disclosure Schedule contains a complete and accurate list of all Contracts in effect as of the date hereof and as of the Closing Date to which Seller or any of its subsidiaries is a party (i) with respect to Business Owned Intellectual Property licensed to any third party (other than licenses or support and maintenance agreements entered into in the ordinary course of business), (ii) pursuant to which a third party has licensed or provided any Business Intellectual Property to Seller or any of its subsidiaries (other than Off-the-Shelf Software), or (iii) pursuant to which Seller has developed any Business Intellectual Property for a third party or a third party has developed any Business Intellectual Property for Seller (“Intellectual Property Contracts”).

               (iv)     Intellectual Property Indemnities. Section 3.11(a)(iv) of the Disclosure Schedule contains a complete and accurate list of all Assumed Contracts whereby Seller or any of its direct or indirect subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, defend or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation of any third party Intellectual Property.

               (v)     Validity. In each case in which Seller has acquired any Business Owned Intellectual Property from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Business Owned Intellectual Property (including the right to seek past and future damages with respect thereto) to Seller, and to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded each such assignment of any Seller Registered Intellectual Property with the relevant government authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction.

               (vi)     Seller Registered Intellectual Property. Schedule 3.11(a)(vi) of the Disclosure Schedule sets forth a complete and accurate list of all Seller Registered Intellectual Property.

               (vii)     Business Intellectual Property. Schedule 3.11(a)(vii) of the Disclosure Schedule sets forth a complete and accurate list of all separately identifiable Business Intellectual Property.

          (b)     Ownership.

               (i)     Other than Off-the-Shelf Software, as of the date hereof and the Closing Date no Business Intellectual Property or Business Service is subject to any proceeding or outstanding decree, order, judgment, or stipulation or Contract restricting in any material manner, the use, transfer, or licensing thereof by Seller or any of its subsidiaries, or which may materially affect the validity, use or enforceability of such Business Intellectual Property or Business Service.

               (ii)     As of the date hereof and as of the Closing Date, all Business Owned Intellectual Property will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any Person.

               (iii)     Seller and its subsidiaries own each item of Business Owned Intellectual Property free and clear of any lien or Encumbrance (other than the licenses set forth in Section 3.11(a)(iii)) of the Disclosure Schedule and any Permitted Encumbrances. Without limiting the foregoing: (A) Seller and its subsidiaries are the exclusive owners of all Trademarks that are used by Seller exclusively to designate the source or origin of Business Services; and (B) Seller and its subsidiaries own exclusively, and have good title to, all copyrighted works that are embodied in any Business Owned Intellectual Property.

               (iv)     As of the date hereof and the Closing Date, Seller and its subsidiaries have the right to use, pursuant to valid licenses, all Business Intellectual Property listed in Section 3.11(a)(ii) of the Disclosure Schedules.

               (v)     To the extent that any Business Owned Intellectual Property has been developed or created independently or jointly by any Person other than Seller, Seller has a written agreement with such Person with respect thereto, and Seller has thereby obtained ownership of such Business Owned Intellectual Property by operation of law or by valid assignment.

               (vi)     Except as set forth in the agreements listed in Section 3.11(a)(iii), no Person other than Seller and its subsidiaries has ownership rights or license rights granted by Seller or its subsidiaries to improvements made by or for Seller or its subsidiaries in any Business Owned Intellectual Property.

               (vii)     Section 3.11(b)(vii) of the Disclosure Schedule lists all Intellectual Property that is not Business Owned Intellectual Property that was used in, incorporated into, integrated or bundled with any Business Intellectual Property.

               (viii)     Except as set forth in the agreements listed in Section 3.11(a)(iii), Seller has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Business Intellectual Property, to any other Person, or (ii) permitted Seller’s rights in any Business Owned Intellectual Property to lapse or enter the public domain, except to the extent such failure would not adversely affect the Business.

           (c)      Non-Infringement.

                       (i)      As of the date hereof and as of the Closing Date, the operation of the Business as it currently is conducted does not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. As of the date hereof and as of the Closing Date, neither Seller nor any of its subsidiaries has received notice from any third party alleging any such infringement, misappropriation, unfair competition or trade practices.

                       (ii)      Except for Off-the-Shelf Software, all Intellectual Property incorporated into or embodied in any Business Services was developed solely by either (A) employees of Seller or its subsidiaries acting within the scope of their employment or (B) by third parties who have licensed such Intellectual Property to Seller under a valid, fully-paid license of reasonable scope.

                       (iii)      To the knowledge of Seller and its subsidiaries as of the date hereof and as of the Closing Date, no Person has infringed or misappropriated, or is infringing or misappropriating, any Business Owned Intellectual Property, and no Person has infringed or misappropriated, or is infringing or misappropriating, any Business Intellectual Property in a manner that would adversely affect Seller or its subsidiaries.

           (d)      Software. Seller and its subsidiaries have the right to use, pursuant to valid licenses, all software development tools, utilities, software development kits, library functions, compilers and all other third-party software listed in Section 3.11(d) of the Disclosure Schedules (collectively, the “Software”). No open source or public library software, including any version of any Software licensed pursuant to any GNU public license or similar license, is, in whole or in part, embodied or incorporated into any Business Intellectual Property or Business Services. Except for Off-the-Shelf Software Section 3.11(d) of the Disclosure Schedule lists all Software that is used primarily in or necessary to conduct the Business but excluding, for the avoidance of any doubt, any software used by Seller generally, and not primarily used in or necessary to the operation of the Business.

           (e)      Intellectual Property Contracts.

                       (i)      All Intellectual Property Contracts are in full force and effect, and are enforceable against Seller and, to Seller’s knowledge, against each other party thereto in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

                       (ii)      As of the date hereof and as of the Closing Date, Seller and its subsidiaries are not in material breach of any of the Intellectual Property Contracts, and, to Seller’s and its subsidiaries’ knowledge, no other party to any Intellectual Property Contract has materially failed to perform thereunder. As of the date hereof and as of the Closing Date, there is no

Intellectual Property Contract under which there is any dispute regarding the scope of the agreement, or performance under such agreement, including with respect to payments to be made or received by Seller thereunder.

                       (iii)      Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser, by operation of law or otherwise, of any contracts or agreements to which Seller or its subsidiaries is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any software source code or other technology, (ii) Purchaser granting to any third party any right in any Intellectual Property other than the Intellectual Property that is the subject of the Assumed Contracts, (iii) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses (except as otherwise provided in this Agreement), or (iv) Purchaser being obligated to pay any royalties or other amounts to any third party under the Assumed Contracts in excess of those payable by Seller or its subsidiaries prior to the Closing.

           (f)      Sufficiency of Intellectual Property Rights. Business Owned Intellectual Property, along with the Intellectual Property rights of Seller under the Assumed Contracts, constitute all Business Intellectual Property that is being sold, assigned, transferred, conveyed, and delivered to Purchaser.

           (g)      Government Rights. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Business Owned Intellectual Property, and no Governmental Authority, university, college, or other educational institution, or third party has any claim or right in or to any Business Owned Intellectual Property. To the knowledge of Seller and its subsidiaries, no current or former employee, consultant or independent contractor of Seller or its subsidiaries, who was involved in, or who contributed to, the creation or development of any Business Owned Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller or its subsidiaries.

           (h)      Trade Secret Protection. Seller and each of its subsidiaries has taken reasonable steps to protect the rights of Seller and its subsidiaries in Seller’s confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to Seller or any of its subsidiaries under an obligation of confidentiality, and, without limiting the foregoing, each of Seller and its subsidiaries has required each Employee to execute a proprietary information/confidentiality agreement in substantially one of the forms set forth in Section 3.11(h) of the Disclosure Schedule and all current and, to Seller’s knowledge, former Employees of Seller and any of its subsidiaries have executed such an agreement, except where the failure to do so would not result in a Material Adverse Effect.

           (i)      Business Services. Each Business Service conforms in all material respects to the specifications and documentation therefor. Without limiting the foregoing, Business Services do not contain any virus, Trojan horse, or worm, and Seller has not introduced any software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware or data.

           (j)      Privacy. Seller and each of its subsidiaries has used its commercially reasonable efforts to comply with and is not in violation of any applicable privacy obligations under federal, state, local or foreign statute, law or regulation or under any third party contracts, commitments, agreements, arrangements or other transactions to which Seller is a party (collectively, “Third Party Privacy Obligations”). Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the transactions contemplated by this Agreement will violate, contravene or conflict with the Third Party Privacy Obligations.

     SECTION 3.12.      Assets.

           (a)      Except as disclosed in Section 3.12(a) of the Disclosure Schedule, Seller and its subsidiaries own, lease or have the legal right to use all the Assets, including, without limitation, the Business Intellectual Property and the equipment, servers, computers, and other tangible personal property included in the Assets, used or intended to be used in the conduct of the Business and, with respect to Contract rights, is a party to and enjoys the right to the benefits of all Contracts used or intended to be used by Seller and its subsidiaries in or in relating to the conduct of the Business, all of which properties, assets and rights constitute Assets except for the Excluded Assets. Seller and its subsidiaries have good and marketable title to all the Assets, free and clear of all Encumbrances, except (i) as disclosed in Section 3.10, 3.11, or 3.12(a) of the Disclosure Schedule; and (ii) Permitted Encumbrances.

           (b)      The Assets and the Excluded Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights primarily used in or necessary to conduct, the Business. At all times since the date of the Interim Business Financial Statements, Seller and its subsidiaries have caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are used by Seller.

           (c)      Except as set forth in Sections 3.10, 3.11, 3.12(a) or 3.12(c) of the Disclosure Schedule, and subject to any applicable data protection Laws in relation to personnel records, Seller and its subsidiaries have the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Assets to Purchaser without penalty, and Purchaser shall be entitled to all of the same rights and benefits thereunder following the Closing as the Seller was entitled to prior to the Closing. Upon the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the execution of the instruments of transfer contemplated by this Agreement and the Ancillary Agreements, Purchaser will own, with good, valid and marketable title to, or otherwise acquire the interests of Seller and its subsidiaries in, the Assets, free and clear of any Encumbrances, other than Permitted Encumbrances and any Encumbrances created by or imposed against Purchaser, and without incurring any penalty, and Purchaser shall be entitled to all of the same rights and benefits thereunder following the Closing as the Seller was entitled to prior to the

Closing, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     SECTION 3.13.      Customers. Listed in Section 3.13(i) of the Disclosure Schedule are the names and addresses of each customer of the Business which purchased or ordered Business Services from Seller and its subsidiaries with an aggregate value of US$100,000 or more during the twelve-month period ended September 30, 2002, the amount for which each such customer was invoiced during such period for Business Services, and each customer of the Business which is anticipated to order Business Services from Seller and its subsidiaries with an aggregate value of US$100,000 or more during the twelve-month period ended September 30, 2003. Except as disclosed in Section 3.13(ii) of the Disclosure Schedule, neither Seller nor any of its subsidiaries has received any notice that any such customer has ceased, or will cease, to use Business Services, other than in connection with the expiration or completion of a Contract or project in accordance with its terms.

     SECTION 3.14.      Brokers. Except as set forth on Section 3.14 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller, and Purchaser shall not be responsible for any such fees.

     SECTION 3.15.      Employee Benefit Matters.

           (a)      Benefit Plans. Section 3.15(a) of the Disclosure Schedule contains a complete list of all Benefit Plans. Copies of each material document comprising or related to the Benefit Plans, including but not limited to, any trust agreements and insurance contracts forming a part of any Benefit Plans, and all material amendments thereto have been made available or provided to Purchaser.

           (b)      Pension Plans; Multiemployer Plans. Except as set forth in Section 3.15 of the Disclosure Schedule, neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. At no time has Seller or any ERISA Affiliate contributed to or been requested to contribute to any Multiemployer Plan.

           (c)      No Post-Employment Obligations. Except as set forth in Section 3.15 of the Disclosure Schedule, no Benefit Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any current or former Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and, to the knowledge of Seller, neither Seller nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

           (d)      Compliance with Applicable Law. Each Benefit Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Laws, such that any violation of applicable Law would not cause a Material Adverse Effect, including, without limitation, ERISA and the Code. Each Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination or opinion letter from the IRS with respect to each such benefit plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such benefit plan.

           (e)      Offered Employee Information. Schedule 3.15(e) shows for each Offered Employee (i) name, (ii) time, (iii) date of hire, (iv) current base compensation and payment currency, (v) leave status (including type of leave), (vi) visa status and whether a visa or other work permit is required for the Offered Employee to be engaged in the Business in his current location, and (vii) whether the Offered Employee’s employment is pursuant to a written contract (in which case the nature of such employment agreement is described). Other than as set forth on Schedule 3.15(e), and except for “at will” employment contracts with Offered Employees that do not provide for severance or change of control benefits, no Offered Employee’s employment is pursuant to any offer letter or oral agreement. Schedule 3.15(e) also provides a general description of the expectation that certain Employees may have to receive a discretionary bonus from Seller.

           (f)      Warn Act. Seller is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and has no liabilities pursuant to WARN.

           (g)      International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan other than any noncompliance that would not cause a Material Adverse Effect.

           (h)      Effect of Transaction. The execution of this Agreement and the consummation of the transactions specifically contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan, employee agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Offered Employee, other than those payments under applicable Law or contemplated by Section 6.5.

           (i)      Employment Matters. Seller and its ERISA Affiliates are in compliance, in all material respects, with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, such that any noncompliance would not cause a Material Adverse Effect. To the knowledge of Seller, there are no pending, threatened or reasonably anticipated claims or actions against Seller or any ERISA Affiliate under any worker’s compensation policy or long-term disability policy with respect to any Employees.

           (j)      Labor. No work stoppage or labor strike against Seller is pending or, to the knowledge of Seller, threatened by any Employees. Seller is not involved in or, to the knowledge of Seller, threatened with, any labor dispute, fixed grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints made to Governmental Authorities, which, if adversely determined, would, individually or in the aggregate, result in material liability to the Purchaser. Seller is not presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Seller or any ERISA Affiliate with respect to Employees.

           (k)      Confidential Information. Except as set forth on the Disclosure Schedule, all directors, officers, management employees, and technical and professional employees of Seller and its subsidiaries who are currently or who have previously performed services, directly or indirectly, for the Business are under written obligation to Seller to maintain in confidence all confidential or proprietary information acquired by them related to the Business in the course of their employment and to assign to Seller (to the extent not already vested in Seller or any of its subsidiaries by operation of Law) all inventions made by them within the scope of their employment related to the Business during such employment and for a reasonable period thereafter.

           (l)      European Employees and U.K. Employees. There are no outstanding offers of employment to any Person to join the Business in the United Kingdom or any other European or other country where the Transfer Regulations may exist. No present or former European Employee or U.K. Employee who worked or works in the Business in the United Kingdom or any other country where Transfer Regulations may exist is absent from work on maternity or parental leave or due to disability or other long term leave of absence, and has or may have a statutory or contractual right to return to work. Seller has disclosed to Buyer full details of the material terms and conditions of employment of each European Employee and U.K. Employee, including but not limited to the identity of the employer, salary and other benefits, job title, hours of work, date of commencement of employment, date of commencement of continuous employment, notice period, grade and date of birth. There is no agreement or arrangement between Seller and any present or former European Employee or U.K. Employee engaged in the Business in the United Kingdom or any other country where Transfer Regulations may exist in connection with the termination of his or her employment (including but not limited to by reason of his retirement or redundancy), the suspension of his or her employment or the variation of the terms of his or her employment, including (including but not limited to) for the payment or provision of any benefit to him or her or any of his or her dependants, save as included in the written terms of his or her employment or former employment or in the terms of any applicable Benefit Plan and disclosed as required above. With respect to Employees in the United Kingdom and any other country where Transfer Regulations may exist, Seller has no arrangement, procedure or custom for the selection of employees for redundancy or the making of any payment upon redundancy over and above employees’ statutory and contractual minimum entitlements. Seller is not obliged to increase the annual remuneration payable to any European

Employee or U.K. Employee, whether pursuant to a statutory or contractual obligation. There are no amounts owing to any present or former European Employee or U.K. Employee engaged in the Business in the United Kingdom or any other country where Transfer Regulations may exist other than remuneration accrued due for the month in which the date of this Agreement falls or for the reimbursement of properly incurred business expenses or for holiday accrued during Seller’s current holiday year. Seller has kept complete and up-to-date records concerning each European Employee and U.K. Employee as required by law. Full details of all schemes and arrangements (whether contractual or otherwise) under which any European Employee or U.K. Employee is paid bonuses or remunerated according to sales, profits or performance have been disclosed to Buyer. Seller does not have in existence, nor is it proposing to introduce, any share incentive, share option, profit sharing, or other incentive scheme for any European Employee or U.K. Employee, whether contractual or discretionary save as disclosed to Buyer. There is not, in relation to any European Employee or U.K. Employee, any liability (actual, prospective or contingent) to pay or secure (other than by payment of employers’ contributions under National Insurance or social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service and no payments in respect of such benefits for any European Employee or U.K. Employee are currently being made save as disclosed to Purchaser. No agreement or arrangement is in place with any trade union or other body representing any European Employee or U.K. Employee and Seller does not recognize any trade union or other body representing any of its employees for any purpose and there have been no formal or informal requests or demands for such recognition by or on behalf of any European Employee or U.K. Employee. There is not in place any staff council, works council or other employee representative arrangement affecting any European Employee or U.K. Employee. Seller is not involved in, and there are no circumstances likely to give rise to, any industrial, trade or recognition dispute, or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing or seeking to represent any European Employee or U.K. Employee. Seller has complied in all material respects with: (i) all obligations imposed on it by, and all orders, judgments, decrees and awards made under, any law, statute or regulation relevant to the relations between it and any of its employees or other individuals who provide services to it in the United Kingdom or any other country where Transfer Regulations may exist or any trade union or other body representing any of its employees, or the terms of employment of its employees; and (ii) all recommendations made by the Advisory, Conciliation and Arbitration Service and all awards and declarations made by the Central Arbitration Committee or similar bodies in other countries. Seller has not incurred any liability within the last 12 months for any breach of the terms of, or related to the termination of, the employment of any employee or the engagement of any individual including, without limitation, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or failure to comply with any order for the reinstatement or re-engagement of any employee, and there are no circumstances which could give rise to any such liability. All obligations under statute and otherwise concerning the health and safety at work of the present or former European Employee or U.K. Employee of Seller have been complied with in all material respects, and there are no claims, pending or, to Seller’s knowledge, threatened, by any present or former European Employee or U.K. Employee in respect of any accident or injury, nor, to the knowledge of the Seller, are there any circumstances which could reasonably be expected to give rise to any such claim. There is no outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other impost arising in connection with the employment or engagement of any present or former European Employee or U.K. Employee by Seller in any country where Transfer Regulations may exist. No European Employee, U.K. Employee or former employee of Seller in any other country where Transfer Regulations may exist has made or, to Seller’s knowledge, threatened any claim in connection with or arising from his employment or engagement or its termination. There are no ongoing, pending or, to Seller’s knowledge, threatened investigations or inquiries by or references to the Equal Opportunities Commission, the Commission for Racial Equality, the Advisory, Conciliation and Arbitration Service or the Central Arbitration Committee (or similar bodies in countries outside the U.K.) in relation to Seller or its officers or employees. During the last 24 months, Seller has not been obliged in the U.K. to give notice of redundancies to the Secretary of State or to consult with any trade union or other employee representatives under Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992, nor has it failed to comply with any of its obligations under Part IV of that Act and in other countries where Transfer Regulations may exist, no collective redundancy program has taken place. During the last 24 months, Seller has not been a party to any “relevant transfer” as defined in the Transfer Regulations, nor has it failed to comply with any duty to inform and consult any trade union or employee representatives or any other obligation under those Transfer Regulations.

     SECTION 3.16.      Taxes.

           (a)      To the extent material to the Assets or the Business, as of the Closing Date, Seller will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Seller or its operations and such Returns are or will be true and correct and have been or will be completed in accordance with applicable Law.

           (b)      To the extent failure to do so would materially adversely impact Purchaser, the Assets, Purchaser’s use of the Assets or operation of the Business, as of the Closing Date, Seller (A) will have paid all Taxes it is required to pay and (B) will have withheld with respect to its employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

           (c)      To the extent failure to do so would materially adversely impact Purchaser, the Assets, Purchaser’s use of the Assets or operation of the Business, Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (d)      Except as specifically provided for herein, Seller does not have any liabilities for unpaid Taxes related to the Assets for which Purchaser would become liable as a result of the transactions contemplated herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as follows:

     SECTION 4.1.      Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of India and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     SECTION 4.2.      No Conflict. Assuming compliance with the notification requirements of any applicable foreign antitrust statute or regulation and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Sections 3.3 and 3.4, except as may result from any facts or circumstances relating solely to Seller and/or its subsidiaries, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser, do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or other organizational documents) of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.

     SECTION 4.3.      Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as described in a writing given to Seller by Purchaser on the date of this Agreement and (b) the notification requirements of any applicable foreign antitrust statute or regulation.

     SECTION 4.4.      Litigation. No claim, action, proceeding or investigation is pending or, to the knowledge of Purchaser after due inquiry, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

     SECTION 4.5.      Financing. Purchaser has and will have at the Closing sufficient funds or available borrowing capacity to permit Purchaser to consummate all the transactions contemplated herein, including the payment of the Purchase Price.

     SECTION 4.6.      Brokers. Seller shall not be responsible for, nor shall the Purchase Price be affected by, any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

     SECTION 5.1.      Conduct of Business Prior to the Closing.

           (a)      Seller covenants and agrees that, except as set forth in Section 5.1(a) of the Disclosure Schedule or with Purchaser’s written consent, between the date hereof and the Closing, Seller shall not, and shall cause its subsidiaries not to, conduct the Business other than in the ordinary course and consistent with Seller’s past practice. Without limiting the generality of the foregoing, except as set forth in Section 5.1(a) of the Disclosure Schedule or with Purchaser’s written consent, between the date hereof and the Closing, Seller shall, and shall cause its subsidiaries to,

                       (i)      continue the advertising and promotional activities, and pricing and purchasing policies, of the Business in accordance with past practice, and not lower pricing or royalties charged to customers or licensees of the Business;

                       (ii)      not shorten or lengthen the customary payment cycles for any of the Receivables, or discount or settle for less than the full stated amount thereof any Receivable in excess of the reserves applicable thereto;

                       (iii)      use its commercially reasonable efforts to (A) keep available to Purchaser the services of the Offered Employees, (B) preserve its current relationships with customers and suppliers of the Business, and other Persons with which the Business has significant business relationships, and (C) preserve unimpaired the goodwill and reputation of the Business;

                       (iv)      not amend, modify or consent to the termination of any Material Contract or Seller’s or any of its subsidiaries’ rights thereunder.

                       (v)      not engage in any practice, take any action, fail to take any action or enter into any transaction which would reasonably be expected to cause any representation or warranty of Seller to be untrue or would reasonably be expected to result in a breach of any covenant made by Seller in this Agreement;

                       (vi)      (A) not license to any Person any rights to any Business Intellectual Property or enter into any agreement with respect to any Business Intellectual Property with any Person, (B) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any Person or (C) enter into any agreement with respect to the development of any Intellectual Property with a third party, other than, in each case, in the ordinary course of business consistent with past practice, subject to Section 5.1(a)(vii) below;

                       (vii)      not sell or transfer any Business Intellectual Property, or grant an exclusive license with respect to any Business Intellectual Property, to any Person;

                       (viii)      use its commercially reasonable efforts to maintain and keep the Assets in good repair and condition, ordinary wear and tear excepted;

                       (ix)      use its commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to those currently maintained in respect of the Business;

                       (x)      use its commercially reasonable efforts to secure all third party consents required in connection with the transactions contemplated by this Agreement;

                       (xi)      use its commercially reasonable efforts to avoid the occurrence of any Material Adverse Effect;

                       (xii)      not incur any Liabilities, other than Excluded Liabilities, or as otherwise permitted to be incurred hereunder; or

                       (xiii)      not hire or make offers of employment to any Person with respect to the Business, terminate any existing Employees or provide notice, whether written or oral, of termination of employment to any Employee (except as contemplated by Section 6.1 hereof);

                       (xiv)      not, without the review and consent of Purchaser, (A) send notices, communications or other materials to Offered Employees with respect to Purchaser, or (B) make any communications to the Offered Employees, whether individually or as a group, written or oral, regarding the compensation, benefits and other terms of employment that may be provided to the Offered Employees by Purchaser following the Closing Date (including communications with respect to Section 6.1 hereof);

                       (xv)      not (A) change, increase or amend the rate of remuneration or amount of bonuses or other benefits or any other terms of employment of any Offered Employee, (B) grant any severance or termination pay to any Offered Employee, or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Offered Employee, or (C) adopt or amend any Benefit Plan to the extent such adoption or amendment affects an Offered Employee (except amendments where a majority of Seller’s employees are similarly affected), in each case except as contemplated by Section 6.1 hereof;

                       (xvi)      disclose any secret or confidential Business Intellectual Property to which, or under which, Seller or any of its subsidiaries has any right, title, interest or license;

                       (xvii)      enter into any Contract that would be an Assumed Contract without the written consent of Purchaser (such consent not to be unreasonably withheld or delayed);

                       (xviii)      enter into any strategic arrangement or relationship, development or joint marketing arrangement or agreement relating to the Business, other than any such arrangement, relationship or agreement (i) entered into by Seller generally and not primarily related to the Business, and (ii) which will not be binding on Purchaser, the Business or the Assets following the Closing;

                       (xix)      Remove any software or data file, which is, or the license for which is, an Asset from any server or computer which is an Asset; or

                       (xx)      commence or settle any Actions or obtain any releases of threatened Actions involving or relating to the Business to the extent any such settlement would be binding on Purchaser or any of the Assets.

           (b)      Except as set forth in Section 5.1(b) of the Disclosure Schedule, Seller covenants and agrees that, prior to the Closing, without the prior written consent of Purchaser, Seller will not, and will cause its subsidiaries not to (i) do any of the things enumerated in subsections (ii)- (v) of Section 3.7 or (ii) enter into agreements to acquire or dispose of a material amount of assets primarily used in or necessary to conduct the Business.

     SECTION 5.2.      Access to Information; Record Retention.

           (a)      From the date hereof until the earlier of the Closing or the termination of this Agreement, upon reasonable notice and other than as may be prohibited by applicable Law, Seller shall and shall cause each of Seller’s subsidiaries and each of their respective officers, directors, employees, agents, accountants and counsel to: (i) afford the officers, authorized employees and authorized agents, accountants, counsel and representatives of Purchaser reasonable access, during normal business hours, to the offices, facilities, books and records of Seller and its subsidiaries (that relate to the Business) and to those officers, directors, employees, agents, accountants and counsel of Seller and its subsidiaries who have any knowledge relating to the Business, (ii) furnish to the officers, authorized employees and authorized agents, accountants, counsel and representatives of Purchaser such additional financial and operating data and other information regarding the Business and the Assets as Purchaser may from time to time reasonably request, and (iii) on a monthly basis provide Purchaser with updated Interim Business Financial Statements and such other reports as Purchaser may reasonably request.

           (b)      In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, for a period of seven (7) years after the Closing, Purchaser shall (i) retain the books and records which are transferred to Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller and (ii) upon reasonable notice, afford the officers, authorized employees and authorized agents and representatives of Seller reasonable access (including the right to make photocopies at Seller’s expense), during normal business hours, to such books and records.

           (c)      In order to facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall, and shall cause its subsidiaries to, (i) retain all books and records which are not transferred to Purchaser pursuant to this Agreement and which relate to the Business for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser and (ii) upon reasonable notice, afford the officers, authorized employees and authorized agents and representatives of Purchaser, reasonable access (including the right to make photocopies at Purchaser’s expense), during normal business hours, to such books and records.

     SECTION 5.3.      Confidentiality. Seller agrees to, and shall cause its subsidiaries and each of their respective agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information to the extent relating to the Business or included in the Assets, (ii) in the event that Seller or any such subsidiary, agent, representative, Affiliate, employee, officer or director becomes, in the opinion of Seller’s counsel, legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.3, and (iii) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.3, furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Seller, its subsidiaries and each of their respective agents, representatives, Affiliates, employees, officers or directors; provided further that specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. Seller agrees and acknowledges that remedies at Law for any breach of its obligations under this Section 5.3 are inadequate and that in addition thereto Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of money damages. Notwithstanding the foregoing, this Section 5.3 shall not prevent the Seller from disclosing to a third party, who is bound by a customary confidentiality agreement with the Seller, information relating to the Business, Assets or Employees that does not constitute Business Intellectual Property, to the extent such information is generally included in similar confidential information regarding Seller’s other businesses as a whole.

     SECTION 5.4.      Regulatory and Other Authorizations; Notices and Consents.

           (a)      Each party shall, and shall cause its subsidiaries to, use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to any applicable foreign antitrust statute or regulation with respect to the transactions contemplated by this Agreement within five Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the any applicable foreign antitrust statute or regulation.

           (b)      Seller shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such novations or third party consents as may be necessary in connection with the transfer of the Assumed Contracts.

           (c)      Purchaser shall cooperate and use its commercially reasonable efforts to assist Seller in giving such notices and obtaining such consents and estoppel certificates; including by entering into appropriate novation agreements with respect to the Assumed Contracts, provided, however, that Purchaser shall have no obligation to give any consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any Assumed Contract which Purchaser in its sole and absolute discretion may deem adverse to the interests of Purchaser or the Business.

           (d)      Seller and Purchaser agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Business or Purchaser any right or benefit under any Assumed Contract to which Seller is a party is not obtained prior to the Closing, Seller will, subsequent to the Closing, reasonably cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller will use its commercially reasonable efforts to provide Purchaser with the rights and benefits of the affected Assumed Contract for the term of such Assumed Contract, and, if Seller provides such rights and benefits, Purchaser shall assume the obligations and burdens thereunder.

           (e)      Seller will use its commercially reasonable efforts, prior to the Closing, to obtain, and following the Closing, to assist Purchaser in obtaining, the consent of the respective other parties under the Contracts listed on Schedule 5.4(e) (the “Service Contracts”) to the novation of such Contracts such that Purchaser shall become a party thereto and Seller shall no longer be a party thereto or, in lieu thereof, to the assignment of such Contracts to Purchaser.

           (f)      As soon as reasonably practicable following the Closing, Purchaser shall remove the software identified in Schedule 5.4(f) from any and all laptop computers which are included within the Assets. Purchaser acknowledges that, from and after the Closing, it shall be solely responsible for licensing any and all other Off-the-Shelf Software that is included on such laptop computers from the appropriate vendors.

     SECTION 5.5.      Notice of Developments. Prior to the Closing, each party (the “Notifying Party”) shall promptly notify the other party in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any material breach of a representation or warranty or covenant of the Notifying Party in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of the Notifying Party in this Agreement untrue or incorrect in any material respect.

     SECTION 5.6.      No Solicitation or Negotiation. Seller agrees that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, neither Seller nor any of its subsidiaries nor any of their respective Affiliates, officers, directors, employees, representatives or agents will (a) solicit, initiate, knowingly encourage or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of all or any portion of the Assets (other than Business Services to be purchased, sold or provided in the ordinary course of the Business consistent with past practice) or (ii) to enter into any other extraordinary business transaction involving or otherwise relating to (x) the Business or the Assets, or (y) relating to Seller and which would reasonably be expected to adversely affect the ability of Seller and its subsidiaries to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, in each case, other than any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller pursuant to which the stockholders of Seller immediately preceding such transaction hold less than a majority of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Seller of all or substantially all of its assets, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by Seller), directly or indirectly, of beneficial ownership of shares representing in excess of a majority of the voting power of the then outstanding shares of capital stock of Seller (a “Seller Acquisition”), and is not limited to the Business, (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, knowingly facilitate or knowingly encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Seller shall notify Purchaser promptly if any such proposal or offer is made and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal or offer and the terms and conditions of such proposal or offer. Seller agrees not to, without the prior written consent of Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

     SECTION 5.7.      Use of Intellectual Property. Except for the Business Owned Intellectual Property to be licensed pursuant to Section 2.1(a)(i), from and after the Closing, Seller and its subsidiaries shall not use any of the Business Owned Intellectual Property.

     SECTION 5.8.      Covenant Not to Compete; Non-Solicitation.

           (a)      In partial consideration of the payment of the Purchase Price, Seller covenants and agrees that for a period of two (2) years following the Closing Date, none of Seller nor any of its subsidiaries shall, directly or indirectly, (i) engage in, carry on, manage, operate, perform or control the management or operation of any Restricted Business (as defined below) in any portion of the territory (the “Restricted Territory”) consisting of the world, or (ii) own any equity interest in any Person that is engaged in, carries on, manages, operates, performs or controls the management or operations of any Restricted Business in the Restricted Territory.

           (b)      Seller further covenants and agrees that, without the prior written consent of the Purchaser, neither Seller nor any of its subsidiaries will, for a period of two (2) years following the Closing Date, solicit directly or indirectly for employment or hire as an employee, officer, agent, consultant, advisor, or in any other capacity whatsoever, any Hired Employee, unless such Hired Employee has been terminated by Purchaser without cause. For the purposes of this Section 5.8(b) and Section 5.9, “solicit” means to contact or communicate in any manner whatsoever, including, but not limited to, contacts or communications by or through intermediaries, agents, contractors, representatives, or other parties. Nothing herein shall be construed to prohibit Seller and its subsidiaries from placing advertisements for employment that are aimed at the public at large in any newspaper, trade magazine, or other periodical in general circulation.

           (c)      For purposes of this Section 5.8, the term “Restricted Business” means each of the following: (i) the sale or provision of services to any Vertical Energy Business Participant (subject to the qualification contained in the second sentence of the definition of Vertical Energy Business Participant), and (ii) the licensing, transfer, assignment or granting of any rights to a third party for the purpose or intent of assisting such third party in selling or providing services that Seller is prohibited from selling or providing directly pursuant to clause (i) of this paragraph.

           (d)      Notwithstanding Section 5.8(a), it will not constitute a breach of this Section 5.8 for Seller to acquire (including through a merger or other corporate transaction), invest in or own equity interests in any Person engaged in, carrying on, managing, operating, performing or controlling the management or operation of a Restricted Business, so long as (i) Seller and its subsidiaries do not own, directly or indirectly, in the aggregate in excess of 5% of the outstanding equity interests of such Person, and (ii) none of Seller or any of its subsidiaries, directly or indirectly, manages, operates or controls the management or operation of such Person or any Restricted Business of such Person. Furthermore, (x) the provisions of this Section 5.8 shall immediately terminate and be of no further force or effect in the event of a Seller Acquisition, and (y) this Section 5.8 will not be deemed to have been breached by the acquisition by Seller of any Person who competes with the Business if the portion of such Person’s operations that compete with the Business (such portion, a “Competing Business”) constitutes less than a material portion of such Person’s operations. In the event Seller shall acquire a Person whose Competing Business constitutes a material portion of such Person’s operations, then Seller shall divest itself of such Competing Business within a commercially reasonable time following the consummation of such acquisition and shall, in good faith, offer the Purchaser the right to participate in any negotiations with respect to the sale of such Competing Business. For the purposes of this Section 5.8, a Competing Business shall be deemed to constitute a material portion of a Person’s operations if such Competing Business constituted at least 20% of such Person’s revenues for the 12 months preceding the closing of such acquisition.

           (e)      Purchaser and Seller acknowledge and agree that compliance with the covenants contained in this Section 5.8 is necessary to protect Purchaser and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at Law. Seller and Purchaser agree that in the event of any breach of such covenant, the non-breaching party shall be entitled to preliminary and permanent injunctive relief and to such other and further relief as is proper under the circumstances without the posting of any bond by such non-breaching party. Seller and Purchaser agree that these covenants shall be deemed to be a series of separate covenants not to compete for each year within the applicable periods of non-competition and separate covenants not to compete for each state within the United States and each country in the world. If any court of competent jurisdiction determines any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, then such covenant shall nonetheless be enforceable by such court against Seller, Purchaser, or other relevant Person upon such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable. In the event Purchaser, Seller or any of its subsidiaries is in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time during which such breach or breaches shall occur, unless a court of competent jurisdiction renders a final non-appealable judgment to the effect that such extension is illegal or unenforceable.

           (f)      Except in the event of a Seller Acquisition, this Section 5.8 shall be binding upon any successor or assign to all or substantially all the assets or business of Seller or any of its subsidiaries, and Seller and any such subsidiaries will cause any such successor or assign to acknowledge and agree to be bound by this Section 5.8 for the benefit of Purchaser as a condition precedent to making such entity its successor or assign.

     SECTION 5.9.      Restrictions on Hired Employees. Purchaser covenants and agrees that, without prior written consent of Seller, for a period of six (6) months following the Closing Date, it will not authorize or direct any of the individuals identified as Key Employees on Schedule 6.1 to solicit any customer of Seller to purchase any products or services from Purchaser or any of its subsidiaries outside of any Vertical Energy Business Participant. Purchaser further covenants and agrees that, without the prior written consent of Seller, it will not, for a period of twelve (12) months following the Closing Date, authorize or direct any Hired Employees to solicit directly or indirectly for employment as an employee, officer, agent, consultant, advisor, or in any other capacity whatsoever, any employee of Seller. Purchaser shall use its commercially reasonable efforts to prevent any such solicitation of customers or employees by any Hired Employee. Nothing herein shall be construed to prohibit Purchaser or its subsidiaries from (i) placing advertisements for employment that are aimed at the public at large in any newspaper, trade magazine, or other periodical in general circulation, or (ii) responding to any unsolicited inquiry by any employee of Seller concerning employment, including through any Hired Employee.

     SECTION 5.10.      Bulk Transfer Laws. Prior to Closing, Seller shall comply with the requirements of all applicable bulk sale, bulk transfer or similar laws in all jurisdictions. Purchaser hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Assets to Purchaser (other than any obligations with respect to the application of the proceeds herefrom). Pursuant to Article IX, Seller has agreed to indemnify Purchaser against any and all liabilities which may be asserted by third parties against Purchaser as a result of Seller’s noncompliance with any such law.

     SECTION 5.11.      Estimation and Collection of Receivables.

           (a)      As of the close of business on the fifth Business Day immediately preceding the Closing Date, Seller will deliver to Purchaser an estimated update to the Receivables Schedule as of the Closing Date, which estimate shall be prepared in accordance with Section 3.6. If Purchaser shall disagree with Seller’s characterization of any Receivables as Eligible Receivables hereunder, Purchaser and Seller shall seek to reconcile any such disagreement prior to the Closing Date.

           (b)      In the event that any payments are made to Seller with respect to any Receivables following the Closing Date, including any Receivables that do not qualify as Eligible Receivables, such payments shall be held in trust by the Seller for the benefit of, and shall, be paid over and delivered to, the Purchaser. Notwithstanding the foregoing, in the event that there has been a Price Adjustment, the Seller shall be entitled to retain for its own account any payments made to Seller with respect to Receivables that do not qualify as Eligible Receivables up to the amount of the Price Adjustment, after which all remaining Receivables will be held in trust by the Seller for the benefit of Purchaser and shall be paid over and delivered to the Purchaser as provided herein. In addition, in the event that there has been a Price Adjustment and payments are made to Purchaser with respect to Receivables that do not qualify as Eligible Receivables, such payments shall be held in trust by Purchaser for the benefit of, and shall promptly be paid over and delivered to, Seller up to the amount of the Price Adjustment, after which all remaining Receivables may be retained by Purchaser for its own account.

     SECTION 5.12.      Change of Name. Purchaser acknowledges that Seller is retaining all Trademarks that include, and all other rights in, the name “AMS,” either alone or in conjunction with other words or phrases, and any derivation or variant thereof. As of the Closing Date, Purchaser will make no use of the AMS name, and shall operate the Business under a new name of its choosing.

     SECTION 5.13.      Further Action. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VI

EMPLOYEE MATTERS

     SECTION 6.1.      Employment Offers. Each of the Employees identified on Schedule 6.1 (collectively, the “Offered Employees”) shall be offered employment by Purchaser prior to the Closing Date, to be effective immediately following the Closing. Such offers of employment shall (a) provide comparable benefits by Purchaser to its similarly situated employees as of the date hereof and (b) provide aggregate earnings potential that is comparable to the applicable Offered Employee’s current aggregate earnings as set forth on Schedule 3.15(e) (excluding equity compensation and the Employee Retention Plan), but need not refer to any discretionary bonus (the “Employment Offer”). For the avoidance of doubt, Purchaser shall not be obligated to offer membership in an occupational pension scheme to any U.K. Employee. Purchaser will credit Hired Employees with service credit for their period of employment with the Seller for eligibility and vesting purposes under any Purchaser plan that is qualified under section 401(a) of the Code. To the extent Seller provides Purchaser with such information as may be reasonably requested by Purchaser to enable it to comply with this provision, Purchaser shall make commercially reasonable efforts to (a) waive all pre-existing condition exclusions with respect to group health plans maintained for the benefit of Hired Employees (to the extent such pre-existing conditions were satisfied prior to the Closing Date under the Seller’s group health plans), and (b) provide that each such Hired Employee shall be given credit for all deductible payments and co-payments paid by such employee under the Seller’s group health plans prior to the Closing Date during the current year for purposes of determining the extent to which any such employee has satisfied any deductible or maximum out-of-pocket limitation under such plan for such plan year. Such Employment Offers shall contain such terms with respect to non-solicitation as are necessary to implement the Purchaser’s obligations under Section 5.9. The Offered Employees who accept Employment Offers shall become Purchaser employees immediately following the Closing (collectively “Hired Employees”), and Seller shall terminate the Hired Employees effective immediately prior to the Closing. Schedule 3.15(e) shall be updated by Seller as of the Closing Date to reflect changes in the information required pursuant to Section 3.15(e) between the date of this Agreement and the Closing Date.

     SECTION 6.2.      Access to Employees. Seller agrees to (i) provide Purchaser with reasonable access to the Offered Employees prior to the Closing Date during normal business hours following the date of the execution of this Agreement in order to, among other things, deliver Employment Offers and to provide information to such Offered Employees about Purchaser, and (ii) cooperate with Purchaser in Purchaser’s recruitment of the Offered Employees.

     SECTION 6.3.      Employment Liabilities. From and after the Closing Date, Seller shall assume or retain, as the case may be, and be solely responsible for all Liabilities arising under, resulting from or relating to (whether incurred before on or after the Closing): (i) the Benefit Plans, including any pension schemes or retirement benefit agreements and arrangements applicable to present or former U.K. Employees and European Employees engaged in the Business in any country where Transfer Regulations may apply; (ii) Seller’s employment of or termination of its current or former employees (including the Hired Employees, any reimbursable Employee expenses incurred prior to Closing and any claims for severance related to an Employee’s employment with Seller); (iii) any claim by a Non-Hired Employee or any Person formerly employed by Seller or any third party in the Business other than a Hired Employee to the effect that his or her employment or any liability connected with his or her employment (including but not limited to any liability arising from the termination of his employment) has transferred to Purchaser as a result of the arrangements put into place by this Agreement; (iv) any failure by Seller to comply with its obligations under the Transfer Regulations and otherwise to inform and consult with representatives of employees affected by the sale and purchase of the Business under this Agreement, provided that Purchaser shall have provided Seller with information as to the steps and measures it intends to take or envisages taking in relation to any Hired Employees, so as to enable Seller to comply with its duties under Regulation 10 of the Transfer Regulations; (v) any and all COBRA obligations and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Section 4980B(g)(1)) with respect to Seller’s group health plans (other than European Employees and U.K. Employees); (vi) any claim arising out of or related to any Compromise Agreement; and (vii) any act or omission of Seller or any third party in respect of an Employee during the period prior to Closing where the liability for such act or omission passes to Purchaser pursuant to the Transfer Regulations (including but not limited to any breach of a Hired Employee’s contract of employment and any contravention of any statutory enactment) (collectively, the “Employment Liabilities”). For the avoidance of doubt, and without prejudice to any restrictive covenants contained in this Agreement, if any Employee other than a Hired Employee, seeks employment with the Purchaser, or asserts the right to be employed by the Purchaser, either immediately upon or after Closing, and if the Purchaser is willing to employ such Employee, then all Liabilities (other than Liabilities arising from any acts, omissions, plans or policies of Seller prior to the Closing) in connection with the employment of that Employee from the date such Employee takes up employment with the Purchaser, shall be for the account of the Purchaser and not the Seller.

     SECTION 6.4.      Cobra Continuing Coverage. Seller shall be solely responsible for providing continuation coverage under COBRA to those individuals who are M&A qualified beneficiaries (as defined in the United States Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”).

     SECTION 6.5.      Compromise Agreements. Seller and Purchaser anticipate and agree that the Transfer Regulations or broadly equivalent regulations may apply to the sale and purchase of the Business outside of the United States under this Agreement. In relation to each Offered Employee employed in the United Kingdom, Seller agrees that it shall prior to Closing enter into a valid and binding compromise agreement (as defined in section 203 of the Employment Rights Act 1996) in substantially the form attached hereto as Exhibit E (the “Compromise Agreement”) with such Offered Employee who has accepted an Employment Offer, in a form that shall have been approved by Purchaser, the effect of which shall be to terminate the employment of such Offered Employee prior to Closing. Purchaser agrees that its offer of employment to each Offered Employee shall take effect immediately following Closing. With respect to European Employees, Seller agrees that it shall prior to Closing enter into such written agreements in a form that shall have been approved by Purchaser, the effect of which shall be (a) to terminate the employment of the applicable Offered Employee prior to Closing; and (b) to contain substantially equivalent provisions (as adjusted for the applicable European jurisdiction) as are contained in the Compromise Agreement and which shall provide no less protection to the Purchaser than the Compromise Agreement.

     SECTION 6.6.      European Employees and U.K. Employees. All liabilities, costs, expenses and outgoings in relation to each Hired Employee who is a European Employee or U.K. Employee (including but not limited to salaries, wages, National Insurance or social security contributions, holiday pay, pension contributions, bonuses and commissions (accrued on a daily basis) and all income tax and National Insurance or social security contributions in respect of any emoluments (together referred to as “Charges”) shall be apportioned on a time basis so that the Charges attributable to the period up to and including the date and time on which such Hired Employee’s employment with Seller is terminated as mentioned in Section 6.6 above shall be borne and discharged by Seller and the Charges attributable to the period after the Closing Date shall be borne and discharged by Purchaser. Seller shall, within seven days of a request from Purchaser, pay to Purchaser the full amount necessary (including the amount of any employer’s National Insurance or social security contributions) to enable Purchaser to pay to each Hired Employee who is a European Employee or U.K. Employee or pay to the Inland Revenue or other applicable taxing authority, as appropriate, a sum equivalent to the Charges owing in respect of the period up to and including Closing which remain undischarged by Seller after Closing.

     SECTION 6.7.      Hired Employee Information. As soon as reasonably practicable after Closing, Seller shall deliver to Purchaser originals of all personnel records and files relating to each Hired Employee including but not limited to all PAYE and National Insurance and social security records.

     SECTION 6.8.      Employee Retention Plan. Prior to the Closing Purchaser shall establish an employee retention and bonus plan for the benefit of the Hired Employees (the “Employee Retention Plan”). The Employee Retention Plan shall be subject to customary repayment and forfeiture provisions. The Employee Retention Plan will provide for an aggregate bonus amount equal to four million U.S. Dollars, as such amount may be reduced pursuant to such repayment and forfeiture provisions.

     SECTION 6.9.      Alternate Procedure. Seller hereby acknowledges that for FICA and FUTA Tax purposes, Purchaser or a subsidiary of Purchaser qualifies as a successor employer with respect to the Hired Employees. In connection with the foregoing, at Purchaser’s option, Seller agrees to follow the “Alternate Procedure” set forth in Section 5 of Revenue Procedure 96-60. Purchaser shall notify Seller of its intention to follow the “Alternate Procedure” on or immediately after (and in any event within five (5) Business Days) the Closing Date. If the “Alternate Procedure” is followed, Seller and Purchaser understand that Purchaser shall assume Seller’s entire obligation to furnish a Form W-2, Wage and Tax Statement to the Hired Employees. In addition to all records relating to the Hired Employees that Seller shall deliver to Purchaser as of the Closing Date or as otherwise required by this Agreement, Seller shall timely provide Purchaser with any and all other information (and in such format and media) as it shall reasonably request to properly comply with the requirements in the preceding sentence, which in no event shall be more than fifteen (15) Business Days from the date of a written request for such information.

ARTICLE VII

TAX MATTERS

     SECTION 7.1.      Returns.

           (a)      In the case of any Returns attributable to personal property taxes (or other similar Taxes) imposed with respect to the Assets, which Returns (i) cover a taxable period commencing before the Closing Date and ending thereafter and (ii) are due after the Closing Date, Purchaser shall prepare such Returns and make all payments required with respect to any such Return. Any such Return (or relevant portions thereof) shall be provided to Seller for its review and comment at least fifteen (15) days prior to the due date thereof, along with written notice specifying the due date of the Return. Purchaser shall consider in good faith any comments provided, or changes suggested, by Seller to the extent such comments or changes are provided to Purchaser at least five (5) days prior to the due date of the Return and will use its reasonable efforts to revise the Return to incorporate any such comments or changes reasonably requested by Seller, to the extent that such comments or changes do not adversely affect Purchaser. In the case of any Returns prepared by Purchaser in accordance with this Section 7.1, Seller will promptly reimburse Purchaser upon receipt of a copy of the filed Return to the extent any payment made by Purchaser relates to that portion of the taxable period ending on or before the Closing Date which amount shall be determined and prorated on a per diem basis.

           (b)      In the cases of any Returns attributable to personal property taxes (or other similar Taxes) imposed with respect to the Assets, which Returns (i) cover a taxable period commencing before the Closing Date and ending thereafter and (ii) are due on or before the Closing Date, Seller shall prepare such Returns and make all payments required with respect to any such Returns. Purchaser shall be provided with a copy of such Returns (or the relevant portions thereof) prior to the Closing Date and, on the Closing Date, Purchaser shall reimburse Seller to the extent any payment made by Seller relates to that portion of the taxable period ending after the Closing Date which amount shall be determined and prorated on a per diem basis.

     SECTION 7.2.      Cooperation. To the extent relevant to the Business or the Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for

Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years’ Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax Returns primarily relating to the Assets or the Business and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after the due date of the relevant Returns without the prior written consent of Purchaser.

ARTICLE VIII

CONDITIONS TO CLOSING

     SECTION 8.1.      Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

           (a)      Representations, Warranties and Covenants. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than (i) such representations and warranties as are made as of another date, and (ii) other than changes that are permitted or authorized under this Agreement; the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects; and Seller shall have received a certificate from Purchaser to such effect signed by a duly authorized officer thereof;

           (b)      Antitrust. Any waiting period (and any extension thereof) under any applicable foreign antitrust statute or regulation applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated;

           (c)      No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.1(c) shall not apply if Seller has directly or indirectly solicited or encouraged any such Action;

           (d)      Ancillary Agreements. Purchaser shall have executed and delivered to Seller each of the Ancillary Agreements to which it is a party; and

           (e)      Employee Retention Plan. Purchaser shall have established the Employee Retention Plan.

     SECTION 8.2.      Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

           (a)      Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than (i) such representations and warranties as are made as of another date and (ii) changes that are permitted or authorized under this Agreement; the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof;

           (b)      Antitrust. Any waiting period (and any extension thereof) under any applicable foreign antitrust statute or regulation applicable to the transactions contemplated by this Agreement have expired or shall have been terminated;

           (c)      No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Purchaser, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Material Adverse Effect or otherwise render inadvisable, in Purchaser’s sole and absolute discretion, the consummation by Purchaser of the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 8.2(c) shall not apply if Purchaser has solicited or encouraged any such Action;

           (d)      Legal Opinion. Purchaser shall have received from Brobeck, Phleger and Harrison, LLP an opinion, addressed to Purchaser and dated the Closing Date, substantially in the form of Exhibit D;

           (e)      Ancillary Agreements. Seller and its subsidiaries shall have executed and delivered to Purchaser each of the Ancillary Agreements to which they are a party;

           (f)      Consents and Approvals. Purchaser and Seller shall have received, each in form and substance reasonably satisfactory to Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials which are necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In addition, Purchaser and Seller shall have received consents to assignment or novations with respect to each Assumed Contract listed in Schedule 8.2(f), together with each Assumed Contract entered into after the date hereof pursuant to Section 5.1(a)(xvii); provided however that in the event that any such Assumed Contracts with current customers of the Business are not so assigned or novated, Seller may satisfy this condition by granting Purchaser the right to perform all services thereunder as a subcontractor to Seller, but only to the extent that such subcontracting is permitted by such contracts, and Purchaser shall thus be entitled to receive all economic benefits thereunder.

           (g)      No Material Adverse Effect. No circumstance, change in, or effect on the Business shall have occurred which constitutes a Material Adverse Effect; and

           (h)      Hired Employees. At least 80% of the Offered Employees, including (x) at least 25 Offered Employees located in Europe, and (y) all of the Employees identified by Purchaser on Schedule 6.1 as being necessary to the Business, shall have accepted Employment Offers effective as of the Closing, and each such Offered Employee shall continue to be employed by Seller until immediately prior to the Closing, and shall have terminated their employment with Seller effective immediately prior to the Closing. Each of Tim Matlack, Peter Ihrig, Ronald Clanton, Gregory Kramer and Kevin Rutledge (collectively, the “Key Employees”) shall continue to be employed by Seller until immediately prior to the Closing, and shall have terminated their employment by Seller effective immediately prior to the Closing, and shall have entered into Employment Agreements with Purchaser which agreements shall be based on Purchaser’s standard form of employment agreement and shall reflect such employment terms as may be agreed upon between Purchaser and the Key Employees prior to the Closing Date. Each Offered Employee not located in the United States shall have executed the Compromise Agreement before such Offered Employee shall be counted towards meeting the thresholds set forth in this paragraph.

ARTICLE IX

INDEMNIFICATION

     SECTION 9.1.      Survival of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall survive the Closing until the twelve (12) month anniversary thereof; provided, however, that (i) the representations and warranties regarding Tax matters shall survive for the applicable statute of limitations, and (ii) the representations and warranties set forth in Section 3.15 regarding ERISA and the representations and warranties set forth in Section 3.11(b)(iii) and Section 3.12(a) regarding title to the Assets, shall survive until thirty calendar days following the expiration of the applicable statute of limitations with respect to the matter in question (giving effect to any waiver, mitigation, or extension thereof). Neither the period of survival nor the liability of Seller with respect to Seller’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Purchaser. If written notice of a claim, stating with reasonable specificity the basis for such claim, has been given prior to the expiration of the applicable representations and warranties by Purchaser to Seller, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

     SECTION 9.2.      Indemnification by Seller.

           (a)      Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by Seller for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (a “Loss”), arising out of or resulting from:

                       (i)      the breach of any representation or warranty made by Seller or any of its subsidiaries contained in this Agreement; or

                       (ii)      the breach of any covenant or agreement by Seller or any of its subsidiaries contained in this Agreement; or

                       (iii)      Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement (notwithstanding the waiver contained in Section 5.10); or

                       (iv)      the Excluded Liabilities.

     SECTION 9.3.      Indemnification by Purchaser.

           (a)      Seller and its Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Purchaser for any and all Losses, arising out of or resulting from the Assumed Liabilities.

     SECTION 9.4.      Indemnity Procedures. A party claiming indemnification under this Agreement (an “Indemnified Party”) shall give the party from whom indemnification is sought (the “Indemnifying Party”) notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of an Indemnifying Party under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim as soon as practicable, and in any event within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article IX. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the

Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party.

     To the extent that the Indemnifying Party’s undertakings set forth in this Section 9 may be unenforceable, the Indemnifying Party shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Indemnified Party.

     SECTION 9.5.      Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the aggregate maximum amount of indemnifiable Losses which may be recovered from Seller arising out of or resulting from the causes enumerated in Section 9.2 shall be an amount equal to fifteen percent (15%) of the Purchase Price; provided, however, that such limitation shall not apply to any such Losses arising out of or resulting from (i) the breach of the representations and warranties dealing with Tax matters, (ii) the breach of the representation and warranties set forth in Section 3.15 insofar as any claim is made by Purchaser for the breach of any representation or warranty of Seller contained therein relating to ERISA, (iii) the breach of any representations and warranties set forth in Section 3.11(b)(iii) or Section 3.12(a), (iv) any failure to deliver the Assets hereunder, or (v) any Excluded Liabilities or (vi) fraud (the Losses referred to in clauses (i) through (vi) being referred to as “Uncapped Losses”).

     SECTION 9.6.      Threshold Limitations. Notwithstanding anything to the contrary contained in this Agreement, the Seller will not have any obligation to indemnify any Purchaser Indemnified Party for or against any Losses arising out of or resulting from the causes enumerated in Section 9.2 unless and until the aggregate Loss suffered by all Indemnified Parties equals or exceeds a US$250,000 threshold, at which point Seller will be obligated to indemnify the Purchaser Indemnified Parties for and against all such Losses relating back to the first dollar; provided that such limitation shall not apply to Uncapped Losses.

     SECTION 9.7.      Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement, it is agreed that no claim of any nature under this Agreement shall or may be asserted and no recourse under this Agreement shall or may be had, against any officer, director, employee or stockholder of an Indemnifying Party. To the extent permitted by applicable Law,

Indemnified Party hereby expressly waives, relinquishes, releases and remises any right that Indemnified Party might otherwise have to assert or enforce any claim hereunder against any such Person, or the assets of any such Person, except in a manner consistent with this Article IX.

     SECTION 9.8.      Exclusive Remedy. The parties agree that from and after the Closing the sole and exclusive remedy and recourse of Purchaser with respect to any and all Losses relating to or arising out of the subject matter of this Agreement, other than with respect to Uncapped Losses, shall be pursuant, and subject to, the indemnification provisions set forth in this Article IX. Nothing contained herein shall (i) limit any party’s right to seek or obtain specific performance under this Agreement or (ii) limit any party’s remedy and recourse in the event the Closing does not occur.

ARTICLE X

TERMINATION AND WAIVER

     SECTION 10.1.      Termination. This Agreement may be terminated at any time prior to the Closing:

           (a)      by Purchaser if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in or that may be reasonably expected to result in a Material Adverse Effect; or (ii) Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

           (b)      by Seller if, between the date hereof and the Closing, Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Purchaser seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

           (c)      by either Seller or Purchaser if the Closing shall not have occurred by the close of business on December 31, 2002 (as such date may be extended by the mutual written agreement of the parties); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

           (d)      by either Purchaser or Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

           (e)      by the mutual written consent of Seller and Purchaser.

     SECTION 10.2.      Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (i) as set forth in Sections 10.2 and 11.1 and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement.

     SECTION 10.3.      Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XI

MISCELLANEOUS

     SECTION 11.1.      Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 11.2.      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given or made if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers to the respective parties hereto at their addresses set forth below (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.2).

     (i)     If to the Seller:

American Management Systems, Inc. 4050 Legato Road Fairfax, Virginia Fax: (703) 267-5111 Attn: David Sherman Vice President, Corporate Strategy

     with a copy to:

              Brobeck Phleger & Harrison LLP

2100 Reston Parkway, Suite 203 Reston, Virginia 20191 Fax: (703) 621-3001 Attn: Kevin Lavin, Esq.

     (ii)      If to the Buyer

Wipro Limited Doddakannelli Sarjapur Road Bangalore, India 56035 Fax: (011) 91-80-844-0256 Attn: Satish Menon Company Secretary & Corporate Counsel

     with a copy to:

Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304-1050 Fax: (650) 493-6811 Attn: Michael Dorf, Esq. Raj Judge, Esq.

     SECTION 11.3.      Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that either party may, without obtaining the prior written consent of the other party, issue a press release or make a public announcement if required by applicable Law or by any listing agreement with or the rules of a national securities exchange or automated quotation system to which Seller or Purchaser, as the case may be, is a party, if such party has used commercially reasonable efforts to consult with the other party and to obtain such other party’s written consent, but has been unable to do so in a timely manner.

     SECTION 11.4.      Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

     SECTION 11.5.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 11.6.      Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, undertakings and understandings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof, including that certain letter agreement between Seller and Purchaser dated October 25, 2002; provided, however, that the Confidentiality Agreement shall remain in full force and effect.

     SECTION 11.7.      Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of such party); provided, however, that Purchaser may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates and may delegate its obligations under this Agreement in any country to any of its Affiliates without the consent of Seller; provided, however, that such assignment or delegation shall not relieve Purchaser of its responsibilities for performance of its obligations under this Agreement.

     SECTION 11.8.      No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

     SECTION 11.9.      Amendment. This Agreement may not be amended, modified or supplemented except (a) by an instrument in writing signed by, or on behalf of, Seller and Purchaser or (b) by a waiver in accordance with Section 10.3.

     SECTION 11.10.      Governing Law. THIS AGREEMENT AND THE OBLIGATIONS OF EACH PARTY ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

     SECTION 11.11.      Jurisdiction and Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

     SECTION 11.12.      Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 11.13.      Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity, without the necessity of demonstrating the inadequacy of money damages.

     SECTION 11.14.      Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERICAN MANAGEMENT SYSTEMS, INC

By
/s/ Alfred T. Mockett
Name: Alfred T. Mockett
Title:

WIPRO LIMITED

By
/s/ Azim H. Premji
Name: Azim H. Premji
Title:

[Signature Page To Asset Purschase Agreement]